UNITED STATES

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SCHEDULE 14A

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ALKERMES PLC
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Sarissa Myths	Alkermes Facts
Sarissa claims that Alkermes’ settlement offer had no utility because most companies meet with major shareholders multiple times per year

Alkermes’ independent directors offered Sarissa two meetings per year with the full Board to allow Sarissa to present its views

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It is not commonplace for a full board to regularly meet with and receive presentations from a shareholder, and it is disingenuous of Sarissa to claim otherwise
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This offer was in addition to routine investor relations engagements, as the Company conducts with other shareholders
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Alkermes’ independent directors regularly engage with the Company’s shareholders; in the one-year span from June 2022 to May 2023, independent directors participated in nine meetings with Sarissa and its representatives and nominees

Sarissa claims that Alkermes’ costs, including those related to R&D, are out of control

Alkermes has recently updated its profitability expectations for 2023 and is on track to achieve its profitability targets for 2024 and 2025

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To achieve this, Alkermes successfully and significantly restructured its operations beginning in 2019, delivering savings in excess of $40 million per year – including headcount reductions in research and development and commercial – while advancing its pipeline, growing revenue from proprietary products, and investing in the launch of LYBALVI®
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The 2022 expense ratio referred to by Sarissa is misleading, as it excludes the Janssen royalty revenue to which Alkermes was entitled. If those royalties are included, then Alkermes would have achieved an operating profit of approximately $50 million in 2022, representing an improvement of approximately $225 million in operating profit since 2019 on an increase in revenues of $135 million over that same period
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Alkermes has proven its R&D capabilities with two recent approvals of internally developed products, LYBALVI and VUMERITY®, which together generated $649 million in 2022 net sales, and $212 million in revenues to Alkermes. In fact, Alkermes is one of the few mid-cap biotechnology companies to have succeeded in internally developing multiple products

Sarissa claims that only after shareholder pressure, including from Sarissa, did Alkermes commit to profitability metrics in the December 2020 Value Enhancement Plan

Sarissa had absolutely nothing to do with Alkermes’ profitability targets. Sarissa did not even approach Alkermes until a few days before the Company announced its December 2020 Value Enhancement Plan and well after Alkermes had arrived at its profitability targets following constructive dialogue with Elliott Management

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Alkermes announced its Value Enhancement Plan on December 10, 2020, following constructive dialogue with Elliott and other shareholders, and entry into a cooperation agreement between Alkermes and Elliott
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This was part of a broader effort by the Board focused on driving change that started in mid-2019, even before Sarissa became a shareholder
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Sarissa sent its first nomination notice on December 4, 2020, on the last day of the nomination window without any advance discussion or warning. At the time, the Company was already finalizing an agreement with Elliott and announced the settlement and the Company’s Value Enhancement Plan only a few days later
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Sarissa learned about the details of the Value Enhancement Plan under a confidentiality agreement only three days before it was announced. At the time, Dr. Denner expressed frustration that Elliott was engaged with Alkermes – an indication that he cares more about his own involvement than about the actual outcome for shareholders
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This Value Enhancement Plan also included Elliot’s appointment of a mutually agreeable independent director which, contrary to Sarissa’s claims, was not tied to EBITDA targets (or any other metrics)[1]

Sarissa claims that governance at Alkermes has largely been controlled by CEO Richard Pops and notes, in support of this assertion, that most of Sarissa’s discussions with the Company have flowed through Mr. Pops

Alex Denner had a longstanding relationship with Richard Pops and did not request to speak to independent directors until Mr. Pops communicated that the Board had determined not to endorse Sarissa’s candidates for election to the Board in 2022, prior to the Company’s filing of its 2022 preliminary proxy statement

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Dr. Denner never asked to speak with independent directors until May 2022 and, since that time, he has engaged exclusively with the Company’s independent directors
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Richard Pops had a longstanding and seemingly friendly relationship with Dr. Denner. Dr. Denner regularly claimed to have significant respect for Mr. Pops’ leadership and the Company’s performance, and claimed to value their relationship, which is why the Board believed back then that it would be most productive to have Mr. Pops lead the discussions
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This belief was validated by the settlement reached between Mr. Pops and Dr. Denner in April 2021 that resulted in the appointment of Cato Laurencin, M.D., Ph.D. to the Board later that year
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It was only after Mr. Pops communicated the Board’s decision in May 2022 not to include Dr. Denner on the Company’s slate of directors that Dr. Denner started, both privately and publicly, to attack Mr. Pops and allege problematic governance practices
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At that time, the Board determined that it was more productive for independent directors to take the lead in the engagement with Dr. Denner and they have done so since

Sarissa implies that Alkermes’ concern about Dr. Denner’s conflict by virtue of his serving on the Biogen Board is disingenuous because Alkermes previously included another Biogen director on a list of potential director candidates in 2021

The relationship between Alkermes and Biogen has changed substantially since 2021

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The Company’s agreement with Sarissa relating to potential Board candidates was made in April 2021, over two years ago
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Since 2021, Alkermes’ relationship with Biogen has become more adversarial in nature, with the parties invoking the dispute resolution provisions of the license agreement to address multiple previously disclosed issues related to VUMERITY manufacturing
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Alkermes receives a 15% royalty on Biogen’s worldwide net sales of VUMERITY. VUMERITY accounts for approximately $114 million in Alkermes’ revenues annually based on Q1 2023 LTM

Sarissa claims that the Bioverativ litigation is “frivolous” and that the Alkermes board never indicated that the Bioverativ lawsuit was a reason why they rejected Sarissa’s nominees

The unresolved allegations against Dr. Denner and Sarissa in the Bioverativ litigation are of understandable concern to the Alkermes Board, as they should be to any company’s board

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While litigation against M&A transactions is indeed common, it is not commonplace for one of these lawsuits to survive a motion to dismiss and go to trial in Delaware
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It is correct that at a motion to dismiss stage a judge must assume all facts presented by the plaintiffs as true. However, the undisputed facts alone are very troubling in the Bioverativ case.[2] The full 126-page decision in the Bioverativ case can be found here
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The independent directors of Alkermes raised the Bioverativ litigation with Dr. Denner and asked him to share his perspective. When asked in 2022, he claimed he did not even know about the case, despite the significant media coverage of the decision. When asked in 2023, Dr. Denner casually dismissed the matter
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The judge in question, Vice Chancellor J. Travis Laster, is the longest-tenured judge on the Court of Chancery in Delaware and widely recognized as one of the most respected business jurists in the nation
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The Bioverativ case was only one of the reasons the Board decided not to recommend Dr. Denner as a director, but it is hard to see how a responsible Board can possibly disregard the serious, unresolved allegations from the litigation

Sarissa claims Dr. Gaynor is solely an oncology specialist and is therefore no longer needed on the Board post-spin of the oncology business, as Alkermes refocuses on neuroscience

Dr. Gaynor provides invaluable scientific and R&D capital allocation expertise to the Board across the Company’s entire development portfolio

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Dr. Gaynor has more drug development experience than anyone else on the Board
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He held senior research and drug development leadership roles at a variety of leading pharmaceutical companies, including Eli Lilly where he served on the company’s key portfolio review committees
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Dr. Gaynor provides valuable scientific, governance and business insights to the Board across the Company’s entire R&D portfolio, including its neuroscience programs

[1] Alkermes’s Cooperation Agreement with Elliott is publicly filed and accessible here (see Section 1(b) thereof for the terms of Elliott’s board representation).

[2] For example, according to the Court’s ruling, Bioverativ “did not disclose that Denner caused Sarissa to purchase over one million shares of stock in the Company after Sanofi’s indication of interest. A reasonable stockholder would have found it material that Denner sought to profit from non-public information about Sanofi’s interest in a transaction. With that information, Denner no longer looks like a fiduciary attempting in good faith to obtain the best outcome possible. He looks like a self-dealing agent engaged in what Tammany Hall philosopher George Washington Plunkitt called ‘honest graft’” (p. 53 of the Memorandum Opinion dated May 26, 2022).